                                                                   Exhibit 10.39

                                                           Cambridge Heart, Inc.

Memo

To:      The Directors of Cambridge Heart, Inc

From:    Jeff Arnold

CC:      Steve Singer

Date:    June 19, 2000

Re:      Recommendation for Strengthening the Management Team (CONFIDENTIAL)

-------------------------------------------------------------------------------

As I have now discussed with each of you, with the approval of the Heartwave system and excellent progress we are making with reimbursement, the Company is now positioned to penetrate the market with an expanded sales and marketing effort. To achieve the greatest success, I believe that we should strengthen the management of Cambridge Heart by hiring a president who has a strong background in sales and marketing. Were we to be successful in doing so, I would expect to continue to serve the Company as Executive Chairman.

I therefore have recommended to you that we pursue a search for such a candidate. To maximize the chance that we find an acceptable candidate we must be prepared to offer this candidate the position of CEO. We must understand that we may not be able to find a candidate who we feel comfortable with and may, therefore, elect to continue with the management structure in place at present or with an alternative.

This memo is intended to outline my proposal for a transition of management responsibilities ASSUMING a successful search for a CEO. This memorandum is not a letter of resignation nor have I resigned. My current employment contract remains in effect until amended.

Upon completion of a successful search for a CEO, I would expect to continue as Chairman on a full-time basis for a period to be determined by the CEO and me. This period would not be shorter than three months without my consent. During this time I will assist the CEO by introducing him to key contacts, advising him on the business and performing other duties as he may request. Except for my duties as Chairman (setting the agenda for and calling Board meetings) I would expect to perform duties as requested by the CEO. During this period I would expect that my compensation will be unchanged from my current compensation including any scheduled merit reviews and bonuses. I do not, however, expect to receive any new stock option grants.

For one year after this period of full-time work, I expect to continue as Chairman but on a part-time (one day per week average) basis. My responsibilities as Chairman will be to set the agenda for and call Board meetings, and to provide assistance to the CEO as he deems necessary. For this period, I expect to be paid a salary of $10,000 per month plus medical benefits (this is roughly equivalent to that paid to Richard Cohen for a similar amount of time). This compensation would be guaranteed by the Company for the one year period so long as I am available to provide the time to the Company. In addition, during this period, my current unvested options for 160,000 shares would continue to vest

o Page 1

(i.e., depending on timing up to 40,000 additional shares will vest), and, as a part-time employee, my options would remain as incentive stock options to the extent allowed by tax laws (otherwise, they would convert to non-qualified options).

After this one-year period it is my intention to remain as a Director and, if the Board so chooses, as Chairman, until my elected term as Director expires. I understand that I serve as Chairman at the pleasure of the Board and that, at any time, the Board may decide to elect a new Chairman who may be the CEO or other party.

It is understood that neither the Company nor I are bound by this to continue my employment with the Company and that my employment can be terminated by the Company or by me at any time. Until the search for a new president, contemplated herein, is completed, my current employment contract remains in place. Thereafter, the severance provisions of that contract shall no longer apply. Should the Company then terminate my employment or remove me from the positions described herein, the Company will be bound to pay only the minimum remaining compensation amounts defined by this letter.


Other Matters

I expect that so long as I am serving the Company in one of the roles above I would remain eligible for my FY 2000 bonus. My objectives for the year should be adjusted to include finding a new president, raising an additional $3 MM and getting the CPT code.

Yours sincerely,



/s/ Jeffrey M. Arnold

Jeffrey M. Arnold
Chairman, President and CEO




AGREED ON BEHALF OF THE BOARD OF DIRECTORS



/s/ Dan Mulvena                                      June 19, 2000
-----------------------------------                  --------------------------
Dan Mulvena                                          Date
Chairman, Compensation Committee

o Page 2